Exhibit 99.1

ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com
18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788 Fax: 210.918.6675

NEWS RELEASE
Abraxas Announces Sale of WyCross for $73 Million

SAN ANTONIO (December 5, 2013) - Abraxas Petroleum Corporation (NASDAQ:AXAS) is pleased to announce the execution of a definitive agreement to sell the company’s Eagle Ford interests at WyCross in McMullen County, Texas for $73 million.

WyCross Sale
Abraxas recently executed a definitive agreement to sell the company’s Eagle Ford interests at WyCross in McMullen County, Texas to an undisclosed buyer for $73 million. The sale is subject to customary closing conditions and purchase price adjustments and reflects an effective date of December 1, 2013. The assets to be sold consist of approximately 1,200 net acres, 3.7 million barrels of proved reserves (1) (2.8 million barrels of oil, 3.0 billion cubic feet of gas and 0.5 million barrels of NGLS) and produced 655 boepd (597 barrels of oil per day, 154 million cubic feet of gas per day and 32 barrels of NGLs per day) net to Abraxas during the month of September 2013. Abraxas plans to use the proceeds from this sale to immediately pay down the company’s bank line, before being ultimately redeployed into additional operated lease blocks in the Eagle Ford and Bakken. Closing is scheduled for December 2013.

With the removal of the WyCross production volumes and two additional WyCross well completions in 2013, Abraxas is revising its 2013 production and exit rate guidance. Abraxas now expects 2013 production to average 4,350-4,400 boepd with an exit rate of approximately 4,500 boepd.

Bob Watson, President and CEO of Abraxas commented, “Abraxas continues to focus the company’s portfolio on high quality, operated assets with a high working interest. Although the WyCross properties were certainly of the highest quality, they carried a low working interest and are now non-operated. We continue to identify additional lease blocks available in our targeted regions of the Eagle Ford and expect to be in a position to announce additional Eagle Ford acreage acquisitions in the near future.

Upon the closing of WyCross, Abraxas will have received approximately $99.5 million (2) in asset sale and dissolution proceeds from the Eagle Ford since originally contributing 8,333 net Eagle Ford acres to the Blue Eagle Joint Venture in August 2010. Furthermore, from that original Joint Venture the company still maintains a 100% working interest in 4,115 net acres and 50 bopd at its Jourdanton prospect in Atascosa County, a 100% working interest in 1,908 net acres at its Yoakum prospect in Dewitt County and the entirety of its original Edwards production and reserves at both Nordheim and Yoakum. This clearly was a tremendous deal for our shareholders.

Abraxas currently has approximately $95 million drawn on its $147 million revolver. With the downward revision to the company’s borrowing base from the sale of WyCross expected to be minimal, upon closing the company will be in a unique position of being substantially delevered and on the cusp of a significant cash flow and production ramp from the company’s Bakken and other Eagle Ford assets. Specifically on Abraxas’ Atascosa County acreage, the company recently turned to sales an Eagle Ford test in the Blue Eyes 1H (100% working interest), which was completed with a 22 stage fracture stimulation. Abraxas continues to operate one rig in the Eagle Ford and recently spudded the Dutch 2H (100% working interest) in McMullen

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788 Fax: 210.918.6675

County. Heading forward, it is the company’s intention to more aggressively develop these assets and add additional opportunities while maintaining its financial discipline by staying in a long term targeted debt/EBITDA (3) range of 1.25-1.75x. Abraxas looks forward to updating the market on its 2014 production growth and CAPEX plans post the closing of the WyCross transaction.”

(1)	Per internal reserve report dated June 30, 2013.

(2)	Proceeds Calculation:

Abraxas Proceeds ($MM)
Abraxas/Blue Eagle Dissolve JV	$7.7
Abraxas Net Proceeds on Nordheim Monetization	18.8
Upcoming WyCross Monetization	73.0
Total net Cash Proceeds to Abraxas	$99.5

(3)	Excluding building mortgage and rig loan which are secured by the building and rig, respectively. EBITDA definition per bank loan agreement (excludes Rig EBITDA)

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President - Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com